Exhibit 10.2

GTRADE EMIL KOUTANOV, GUY HAVENSTEIN, TONY FLE-DANIJELOVICH
AND
BUSINESS MARKETING SERVICES, INC
ASSET TRANSFER AGREEMENT

TABLE	OF	CONTENTS

1 Background	1
5 Assets	1
11 Purchase Price	2
13 Assigned contracts, licenses and transfer of Intellectual Property	2
16 Assumed liabilities	2
18 Conditions Precedent to Buyer’s obligations	3
21 Closing	3
24 Representations and Warranties of the Seller	4
31 Co-operation by the Seller	4
33 Indemnification	5
34 Non-Competition	5
35 Entire Agreement	5
36 Amendments and Waivers	5
39 Notices	5
42 Assignments	6
43 Interpretation	6
44 Partial Invalidity	6
45 Governing Law and Disputes	6

APPENDICES:

Appendix	Assets

ASSET TRANSFER AGREEMENT

This Asset Transfer Agreement (this “Agreement”) is entered into on March 12 , 2010

BETWEEN:

(1)	Emil Koutanov, Guy Havenstein, Tony Fle-Danijelovich and gTrade, of 8/8 Burne Avenue, Dee Why in the State of New South Wales (the “Seller”); and

(2)	Business Marketing Services, Inc, One Broadway Street, 10th floor, Cambridge, MA 02142, USA (the “Buyer”).

The Seller and the Buyer are in the following referred to as the “Parties” and individually the “Party”.

1	Background

2	The Seller is presently engaged in the development of a trading platform.

3	The Buyer is engaged in the development, marketing and operation of new services and wishes to acquire certain assets of the Seller in order to expand its capabilities.

4	The Parties therefore have agreed that certain assets shall be sold and transferred by the Seller to the Buyer on the terms and conditions set out in this Agreement.

5	Assets

6
Upon the terms and subject to the conditions set out in this Agreement, the Seller agrees to sell and the Buyer agrees to purchase the assets listed in Appendix A. (the “Assets”). In this regard, the Seller hereby informs the Buyer that the trademarks transferred have been free for unlicensed use by the public for a long time and are considered to be in the public domain, including commercial use. All software transferred is also in the public domain, including commercial use and as such not protected by copyright. No copies of the site source code or the database structure have however for security reasons been distributed to the public or outside the Seller’s and previous owners’ circle of knowledge.

7	The Assets shall be transferred to the Buyer on the date set out in clauses 23 to 25 of this Agreement (the “Closing Date”).

8
All revenues, costs, risks, liabilities and expenses related to the Assets due, attributable to or accrued before an on the Closing Date shall be for the account of the Seller and all revenues costs, risks, liabilities and expenses related to the Assets due, attributable to or accrued after the Closing Date shall be for the account of the Buyer.

9	The excluded assets not to be sold or transferred to the Buyer include e.g. any and all existing hardware and any legal entity or business entity used for conducting the Seller’s business.

10	All domain names included in the Assets shall be transferred to the Buyer on Closing.

11	Purchase Price

12
The purchase price for the Assets shall be USD 300,000 (the “Purchase Price”). The Purchase Price shall be paid at the Closing Date by way of, in the form of a promissory note, as further set out in Appendix B.

13	Assigned contracts, licenses and transfer of Intellectual Property

14
In so far as any contract or license, relevant to the full enjoyment of the Assets by the Buyer, cannot effectively be assigned to the Buyer through, e.g. consent or novation, as long as a need for such a contract or license prevails and to the extent the contract or license so permits, the Buyer shall perform on behalf of the Seller all the obligations of the Seller which fall to be performed after the Closing Date and receive all the benefits from such contract or license in respect of the period after the Closing Date.

15
The Seller undertakes to promptly upon the request of the Buyer execute all transfer documents and to do all necessary acts and things in order to validly transfer to the Buyer, or aid the Buyer in registering or otherwise protecting or enjoying, the Intellectual Property Rights.

16	Assumed liabilities

17	The Buyer shall not assume any obligations, debts or liabilities of the Seller’s business of whatever kind or nature, whether known or unknown and whether actual or contingent.

18	Liability of the Seller

19
With the exception for the provision of the aforementioned 'Representations and Warranties of the Seller' clause, the Sellers shall not be accountable for any liability, financial or otherwise, arising as a result of death, personal injury, damage to property, financial harm or detriment of any kind, caused directly or indirectly, immediate or consequential, by the Buyer's purchase and enjoyment of the assets described in Appendix A.

20	Conditions Precedent to Buyer’s obligations

21	The obligations of the Buyer to complete the transaction contemplated by this Agreement shall be subject to:

(a)	the Buyer being satisfied, it its sole discretion, that the Assets are not being used in any illegal or inappropriate activities;

(b)	the Buyer having obtained financing on terms and in such amounts as the Buyer may in its sole discretion deem acceptable and appropriate;

(c)
any required approvals or authorizations of the transaction contemplated by this Agreement having been given by the shareholders meeting of the Buyer (e.g. changes to the Articles of Association of the Buyer, authorisations of the issuance of the Promissory Note, etc.);

(d)
the Buyer having, in its sole discretion, duly resolved to issue the Promissory Note, and the Buyer being satisfied that the Buyer has the necessary authority and capacity to issue the Promissory Note.

22
In the event the Buyer has used all reasonable endeavours to fulfil the conditions precedents but they have not been fulfilled on or before the Closing Date, the Buyer shall be entitled, in its sole discretion, to terminate this Agreement forthwith in writing, and the Seller shall not be entitled to any compensation of any kind due to such termination.

23	Closing

24
Closing shall take place at Law Office of Marcus G. Bodet, P.A., 1825 Main Street, Weston, Florida 33326, Tel:  (786) 327-2062, Fax: (786) 515-9337, Email: mbodet@bodetlaw.com, and at the Sydney Office of Arnold Bloch Leibler, Level 24, Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia DX489 Sydney, T: +61 2 9226 7100 on February 24, 2010, or in such other place or by such other manner or time as the parties mutually agree (“Closing”).

25	At Closing:

(a)	the Seller shall deliver to the Buyer all such of the Assets as are capable of being transferred by physical delivery;

(b)	the Seller shall deliver to the Buyer all such documents as are required by the Buyer to complete the sale and purchase of the Assets to the Buyer and vest title in the Assets in the Buyer;

(c)
the Seller shall deliver to the Buyer all relevant computer programs, web hosting agreements, access codes, IP-addresses etc, and any digital transfer verifications that the relevant Assets have been transferred;

(d)	the Seller shall deliver to the Buyer proof of release to the Buyer of any Assets held in escrow for the benefit of the Buyer;

(e)	the Buyer shall make Payment of the Purchase Price by Providing a Promissory Note to the Seller in the amount of USD 300,000 in the form set out in Appendix B

The Buyer may in its sole discretion waive any requirement placed on the Seller contained in this Section.

26	Representations and Warranties of the Seller

27
The Seller lawfully owns and has good and marketable title to the Assets, free and clear of all encumbrances and there exists no agreement to create any encumbrance over any of the Assets. The Buyer will through this Agreement acquire good and marketable title to the Assets free of any and all encumbrances.

28
The Seller warrants that none of the Assets are restricted from commercial use by way of licensing terms or limited consents in any form, and the consummation of the transaction contemplated by this Agreement will not cause any impairment of any of the Asset.

29

30
If after Closing Date the Buyer discovers that there are Assets that have not been properly transferred to the Buyer in accordance with this Agreement, the Seller undertakes to take any reasonable measure to assist the Buyer to promptly complete such transfer.

31	The Seller represents that it shall in no way act so as to diminish or impair the value of the Assets, or obstruct the full enjoyment of the Assets by the Buyer.

32
There are no facts or circumstances relating to the Assets which have not been disclosed to the Buyer and which, if disclosed, might reasonably have been expected to influence the decision of the Buyer to purchase the Assets on the terms of this Agreement.

33	Co-operation by the Seller

34
The Seller shall, at any time and from time to time, whether before, at, or after the Closing Date, execute and deliver any further instruments or documents and, at its own cost, take all such further action as the Buyer may reasonably request in order to consummate effectively the transactions contemplated by this Agreement and to deliver to the Buyer legal title to the Assets. The Seller will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and to co-operate with others in connection with the foregoing. The Seller shall use its best efforts to obtain the authorisations, consents, orders and approvals of regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated by it.

35	Indemnification

The Seller shall be liable and indemnify and hold the Buyer harmless from and against any and all losses attributable to a breach of the representations and warranties given by the Seller in this Agreement or covenants or agreements made or to be performed by the Seller pursuant to this Agreement.

36	Non-Competition

37
The Seller may not for a period of three (3) years as from the Closing Date, not directly or indirectly, have an ownership interest in, carry on any business or be engaged in the development, marketing and operation of a Securities Trading Services that, directly or indirectly, compete with the business related to the Assets transferred to the Buyer pursuant to this Agreement. The scope of Securities Trading Services is limited to the trading and exchange of financial instruments including common stock, futures contracts, bonds but not including trading of wagers such as a Betting Exchange.

38	Entire Agreement

Each of the Parties to this Agreement confirms that this Agreement represents the entire understanding and constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, agent, employee or representative of either of the Parties.

39	Amendments and Waivers

40	This Agreement may only be amended, changed or modified by an instrument in writing duly executed by the Parties.

41
In no event shall any delay, failure or omission of a Party in enforcing, exercising or pursuing any right, claim or remedy under this Agreement be deemed as a waiver thereof, unless such right, claim or remedy has been expressly waived in writing.

42	Notices

43	All notices and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

(a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within the USA, or the fifth Business Day, if posted to or from a place outside the USA;

(b)	delivered by hand, on the day of delivery;

(c)	delivered by E-mail.

44
All notices and communications required or permitted under this Agreement shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section.

If to the Seller:	Emil Koutanov	ekoutanov@obsidiandynamics.com
	Guy Havenstein	guy.havenstein@gmail.com
	Tony Fle-Danijelovich	tonyfle@hotmail.com

If to the Buyer:	Business Marketing Services, Inc
Attention: Mr. Hans Pandeya
President
Business Marketing Services, Inc
PO Box 55071 #40022
Boston, MA 02205-5071
hans.pandeya@gmail.com

45	Assignments

This Agreement, and the rights and obligations hereunder, shall be binding upon and inure to the benefit of the successors of the Parties but shall not be assignable by any of the Parties without the prior written consent of the other Party. However, this Agreement may be assigned by either of the Parties to any company directly or indirectly controlling, controlled by or under common control of the assignor, provided that the assignor shall remain liable as for its own debt for all obligations under this Agreement.

46	Interpretation

The headings in this Agreement are for ease of reference only and shall not affect the interpretation of any provision of this Agreement.

47	Partial Invalidity

If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the remaining provisions of this Agreement shall continue in full force and effect. The Parties shall seek to amend such void, invalid or unenforceable provisions and thereby this Agreement in order to give effect to, so far as is possible, the spirit of this Agreement and to achieve the purposes intended by the Parties.

48	Governing Law and Disputes

49	This Agreement shall be governed by and construed in accordance with the laws of the courts of NSW, Australia.

50
Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity of the Agreement, shall be settled by arbitration in accordance with the Arbitration Rules of the International Arbitration Institute in Australia.

51	The place of arbitration shall be Sydney, Australia.

52	The language to be used in the arbitral proceedings shall be English.

53
The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the Parties hereto. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

54	In case this Agreement or any part of it is assigned or transferred to a third party, such third Party shall automatically be bound by the provisions of this arbitration clause.

This Agreement has been duly executed in two original copies, of which each of the Parties has taken one copy.

BUYER:

Cambridge, Massachussettes

Business Marketing Services, Inc

/s/ Hans Pandeya
Name:Hans Pandeya
Title: President

SELLER:

Gtrade

Name:	Name:

Title:	Title:

Name:

Title:

/s/ Guy Havenstein	/s/Emil Koutanov
Guy Havenstein	Emil Koutanov

/s/ Tony Fle-Danijelovich
Tony Fle-Danijelovich